Exhibit 10.1

William F. Greene

January 19, 2023

Joe Delgado

Executive VP Sales & Marketing

Moving iMage Technologies, Inc.

17760 Newhope Street

Suite B

Fountain Valley, CA 92708

RE: Moving iMage Technologies, Inc. Interim CFO Engagement (“Engagement”)

Dear Joe:

This engagement letter (“Engagement”) is made by and between William F. Greene (“Interim CFO”) and Moving iMage Technologies, Inc. (“Company”).

Services: Interim CFO will assist the Company in preparing and sign its December 31, 2022 10-Q, its pending proxy statement (DEF 14A) and other CFO duties as designated by the Company (the “Engagement”). The Engagement commences on Monday January 23, 2023 and shall conclude on April 28, 2023. Thereafter, and where mutually agreed, the Interim CFO and the Company anticipate extending the Engagement or having the Interim CFO become its full time CFO.

Company Responsibilities: To enable the timely completion of the Engagement, the Company shall provide Interim CFO with complete and accurate current and past financial records and other information Interim CFO may require to complete the Engagement. Company agrees to promptly respond to all inquiries by the Interim CFO, outside auditors, legal counsel and any other parties as designated by the Company. The Company acknowledges any delay in response by the Company, its auditors, legal counsel and any other parties as designated by the Company may delay the completion of the Engagement.

Fees: Interim CFO will be paid at the rate of $204,000 per annum or $3,923 weekly for the Engagement. The Company shall pay Interim CFO for all services upon receipt of the Interim CFO’s weekly invoice. The Company agrees that Interim CFO may cease performing work on the Engagement in the event the Interim CFO is not promptly paid and the Company acknowledges any delay in payment may delay completion of the Engagement.

Working Location: Interim CFO shall work primarily at the Company’s offices and, where mutually agreed, work remotely from Interim CFO’s home office. To complete the Engagement, the Interim CFO requires access to the Company’s electronic files and the Company agrees to pro-vide access to the Company’s electronic files. For remote home office, after hours and week- end work, Interim CFO is available via cell phone and e-mail.

William F. Greene – Moving iMage Technologies, Inc. Interim CFO Engagement	Page 2 of 3

Termination: Either party may terminate the Engagement without cause upon two weeks no- tice. Interim CFO may terminate the Engagement immediately upon the willful breach of this Agreement, including the failure by the Company to timely pay Interim CFO’s fees.

Indemnification: The Company shall, to the maximum extent permitted by law, indemnify, de- fend and hold Interim CFO harmless from any and all losses, claims, debts, or liabilities in any way related to the Engagement. The Interim CFO shall be listed as a Covered Person as de- scribed by the Company’s Indemnity Agreement.

Severability; No Waiver; Entire Agreement:

(a)                If any provision or any part of any provision of this Agreement is for any reason held to be invalid, unenforceable, or contrary to any public policy, law, statute, and/or ordinance, then the remainder of this Agreement shall not be affected thereby and shall remain valid and fully enforceable.

(b)               Any failure or delay by a party in the exercise of any of its rights under this Agreement shall not be construed as a waiver of such rights, nor shall any such failure or delay preclude the exercise of such rights at any later time.

(c)                This Agreement constitutes the entire agreement of the parties and terminates and supersedes all other written or oral communications, agreements or understandings between the parties relating to the subject matter of this Agreement. It may not be amended, supplement- ed or extended except by written instrument executed by duly authorized representatives of both parties.

(d)               Each person executing this Agreement represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions described in this Agreement have been duly authorized by all necessary action and this Agreement constitutes the le- gal, valid, and binding obligation of the party on whose behalf they are signing.

Attorney’s Fees: If any party named herein brings an action or proceeding (including arbitration) to enforce the terms hereof or to declare rights hereunder, the prevailing party in any such action (or proceeding), on trial or appeal, shall be entitled to its reasonable attorneys' fees to be paid by the losing party as fixed by the Court or, in the event of arbitration, as fixed by the arbitrator(s).

Governing Law: This Agreement and the performance of the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of California (with- out reference to its law of conflict of laws).

Counterparts: Multiple counterparts of this Agreement may be signed by the parties hereto each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Such counterparts may be executed and delivered by facsimile transmission.

William F. Greene – Moving iMage Technologies, Inc. Interim CFO Engagement	Page 3 of 3

The above terms are agreed on this 19th_ day of _January , 2023.

“Interim CFO”

William F. Greene

/s/ William F. Greene

Interim CFO

“Company”

Moving iMage Technologies, Inc.

/s/ Joe Delgado
Joe Delgado, Executive VP Sales & Marketing